Exhibit 4.12

July 28, 2014

FIRST AMENDMENT TO

LOAN AGREEMENT

relating to an unsecured term loan facility
of up to US$50,000,000 to be used for
general corporate purposes and working
capital requirements

by and between

DIANA SHIPPING INC.
as Lender

- and-

ELUK SHIPPING COMPANY INC.
as Borrower

- and-

DIANA CONTAINERSHIPS INC.
as Guarantor

This AMENDMENT (the "Amendment") dated July 28, 2014 to that certain loan agreement dated as of May 20, 2013 is made on July 28, 2014.

BETWEEN

(1)	DIANA SHIPPING INC., a corporation incorporated under the laws of The Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the "Lender"), as lender;

(2)	ELUK SHIPPING COMPANY INC., a corporation incorporated under the laws of The Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 and any wholly-owned subsidiary of the Guarantor that becomes an Additional Borrower pursuant to Section 12 hereof (each a "Borrower", collectively the "Borrowers"), as borrowers; and

(3)	DIANA CONTAINERSHIPS INC., a corporation incorporated under the laws of The Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the "Guarantor"), as guarantor.

Unless otherwise indicated, capitalized terms used in this Amendment are used with the meanings attributed thereto in the Loan Agreement.

WHEREAS, the parties wish to amend the Loan Agreement as hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby agree as follows:

(A)	The definition of "Indebtedness" set forth in Section 1.1 of the Loan Agreement is deleted in its entirety and replaced with the following:

"Indebtedness" means, as to the Borrower, without duplication, (i) all indebtedness of the Borrower for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit, bankers' acceptances and similar obligations issued for the account of the Borrower and all unpaid drawings in respect of such letters of credit, bankers' acceptances and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), or (v) of this definition secured by any lien on any property owned by the Borrower, whether or not such indebtedness has been assumed by the Borrower (provided that, if the Borrower has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such lien relates as determined in good faith by the Borrower,

(iv) all contingent obligations of the Borrower for payment or repayment of money, and (v) all obligations under any hedging agreement or under any similar type of agreement, in each case where the amounts described in clauses (i) through (iv) equal or exceed one million dollars ($1,000,000);

(B)            Section 7.1 of the Loan Agreement by adding to following

For purposes of this Agreement, the term "Change of Control" shall mean the:

(i) acquisition by any individual, entity or group of beneficial ownership of thirty-five per cent (35%) or more of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, provided, however, that this Clause shall not apply to an individual, entity or group that beneficially owns twenty-five percent (25%) or more as of the date the Company's common shares are approved for listing on the NASDAQ;

(ii) consummation of a reorganization, merger or consolidation of the Company or the sale or other disposition of all or substantially all of the assets of the Company and/or the Affiliates; or

(iii) approval by shareholders of the Company of a complete liquidation or dissolution of the Company.

(C)	Confirmation of Agreement. Except as expressly set forth herein, the Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms, and each reference in the Agreement to "this Agreement" shall mean the Agreement as amended by this Amendment.

(D)	Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts (including by facsimile) and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Amendment shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

(E)	Governing Law. The laws of the State of New York shall govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties, without regard to the principles of conflicts of laws thereof.

[Signature page follows]

THIS AMENDMENT has been entered into on the date stated above

BORROWER

SIGNED by	)
Margarita Veniou	)	/s/ Margarita Veniou
for and on behalf of	)
Eluk Shipping Company Inc.	)
in the presence of:	)	/s/ Ioannis Zafirakis
Ioannis Zafirakis

GUARANTOR

SIGNED by	)
Anastasios Margaronis	)	/s/ Anastasios Margaronis
for and on behalf of	)
Diana Containerships Inc.	)
in the presence of:	)	/s/ Ioannis Zafirakis
Ioannis Zafirakis

LENDER

SIGNED by	)
Simeon Palios	)	/s/ Simeon Palios
for and on behalf of	)
Diana Shipping Inc.	)
in the presence of:	)	/s/ Ioannis Zafirakis
	)	Ioannis Zafirakis